Exhibit 99.1

Lancaster Colony Acquires Operating Assets of Warren Frozen Foods

COLUMBUS, Ohio, Dec. 12 /PRNewswire/ -- Lancaster Colony Corporation (Nasdaq:
LANC) announced today that it has acquired the operating assets of Warren Frozen Foods, Inc., a privately owned producer and marketer of frozen noodle and pasta products based in Altoona, Iowa.

Bruce L. Rosa, president of Lancaster Colony's Specialty Foods Group, said, "The Warren Frozen Foods name has a longstanding and well-recognized presence in the industrial and foodservice markets. We feel Warren's strength in these markets nicely complements our existing Reames frozen noodle operations, which have a greater presence in retail markets. Warren's current annual sales volume exceeds $18 million, and the cash purchase price was somewhat greater than one times sales."

Mr. Rosa said, "We are particularly pleased that the Warren senior management will continue to direct the acquired operations as a division of our Reames Foods, Inc., which is also based in the Des Moines area. This team provides us with additional management depth as well as important market and product knowledge." Michael Warren, 55, is vice president-general manager and Terry Warren, 51, is vice president of manufacturing.

"We have an ongoing interest in growing our specialty foods business through good-fitting acquisitions such as Warren Frozen Foods," Mr. Rosa said.

The Lancaster Colony Specialty Foods Group's retail focus is on the supermarket produce department and frozen case, and its foodservice focus is on national restaurant chains. Well-known products include T. Marzetti's salad dressings, vegetable dips and fruit dips; Chatham Village croutons; Cardini's, Girard's and Pfeiffer dressings; New York Brand, Sister Schubert's and Mamma Bella frozen breads and rolls; Reames frozen noodles and pastas; Inn Maid premium dry egg noodles; Mountain Top premium frozen pies; and Romanoff caviar.

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no, or limited, control. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

SOURCE Lancaster Colony Corporation

-0- 12/12/2003

/CONTACT: John B. Gerlach, Jr., Chairman and CEO, Lancaster Colony Corporation, +1-614-224-7141; or Investor Relations Consultants,
+1-727-781-5577, or email, lanc@mindspring.com, for Lancaster Colony
Corporation/

(LANC)

CO: Lancaster Colony Corporation; Warren Frozen Foods, Inc.
ST: Florida, Illinois
IN: FOD HOU AUT
SU: TNM